Exhibit 99 (j) (1) (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 333-111986 on Form N-1A of our reports dated November 28, 2007, relating to the financial statements and financial highlights of nine series of the Tamarack Funds Trust, which include Large Cap Growth Fund, Mid Cap Growth Fund, SMID Cap Growth Fund, Enterprise Fund, Small Cap Core Fund, Microcap Value Fund, Value Fund, Quality Fixed Income Fund, and Tax-Free Income Fund appearing in the Annual Reports to Shareholders on Form N-CSR of Tamarack Funds Trust for the year ended September 30, 2007, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 28, 2008